Exhibit 99.1

January 9, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces MoxyCard(r) Marketing Update

Tulsa, Okla - (BUSINESS WIRE) - January 9, 2006 EnXnet, Inc. (OTCBB:EXNT - news) - EnXnet, Inc. has received the following update from One28 Marketing Group, its marketing associate for the MoxyCard(r), which utilizes the Company's Thin Disc(c) technology.

"We are very pleased with the ThinDisc technology that EnXnet has been able to deliver in a relatively short period of time for a product of this magnitude. We have a very solid product that is going to perform very well in the marketplace from a computer playability, durability and magnetic swipe standpoint.  With the ThinDisc(c) technology not being available to us until the last part 2005, we decided to hold off on the product launch and full scale marketing initiative until January 2006.  Prior to any official product launch, we had already been involved in serious discussions with some of the largest retailers in the US and have received commitments from some of them to pilot MoxyCard(r) before the end of the first quarter.  The interest, excitement and buzz surrounding this product while it has been in development has been incredible and it's coming from not only retail but from various media and advertising agencies as well.  2006 is going to be an exciting year for MoxyCard(r) and we are looking forward to the official product launch and full scale marketing initiative scheduled for later this month," according to Michael Griffin, President, One28 Marketing Group. www.moxycard.com

MoxyCard(r) is the first Multimedia Gift Card(tm) on the market that combines the functionality of a magnetic stripe gift card with the electronic capabilities of optical disc media. This innovative merging of two technologies transform today's dull static gift cards into a dynamic, interactive marketing and entertainment medium that both engages and informs consumers with compelling media presentations. EnXnet's ThinDisc(c) technology has the potential to take stored value cards to the next level.

According to American Express, shoppers plan to spend $339 on gift cards, or 33% of their total holiday budget this year. The International Council of Shopping Centers expects gift cards to make up 15%-18% of all holiday spending. Last year, shoppers spent $30 billion on gift cards, 13% of holiday expenditures.

For retailers, gift cards just keep on giving. America's Research Group President Britt Beemer said someone redeeming a gift card typically spends 60%-80% above the value of the card. So when someone walks into a retailer with a $50 gift card on Dec. 26, they'll usually walk out with $80 to $90 worth of merchandise.

Stored value gift cards have done more than revolutionize the practice of gift giving.  They redefine how consumers shop, employers motivate, parents manage spending and retailers boost sales. MoxyCard(r) also offers issuers unparalleled revenue generating opportunities. Merchants' brands have an opportunity to influence purchase of their products through placement of rich media advertisements containing special offers, printable coupons, or even full video presentations and web link connections.

Ryan Corley, President of EnXnet, Inc., had this to say: "This report from One28 Marketing Group is exciting and we are looking forward to delivering substantial quantities of MoxyCard(r) to One28 customers."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 East Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com